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Exhibit 33.1
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                                R WIRELESS, INC.

                                 CODE OF ETHICS
                           (ADOPTED FEBRUARY 24, 2004)




         R Wireless, Inc. ("RWireless") has adopted the following Code of Ethics, which is applicable to all employees of RWireless and to any person, not an employee, who performs functions similar to those of its principal executive officer, principal financial officer or principal accounting officer or controller, who, for purposes of this Code of Ethics, is deemed to be an employee. Failure to conform to this Code of Ethics may result (to the extent consonant with law and legally proper agreements of RWireless) in a reprimand, a reprimand and inclusion of a report thereof in the personnel file of such employee, loss of salary and/or bonus, suspension of employment and/or dismissal, as appropriate in view of the nature of the conduct and its effect on RWireless. In appropriate circumstances, such improper behavior may be made public or reported to the relevant authorities, civil or criminal.

         1. At all times, each employee of RWireless, in his or her activities involving RWireless, shall engage only in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         2. Each employee of RWireless responsible for preparing and filing or submitting reports and documents to the U. S. Securities and Exchange Commission and in making other public communications by or on behalf of RWireless, shall to the best of his or her knowledge and ability, cause them to be full, fair, accurate, timely and understandable.

         3. Each employee of RWireless shall use his or her best efforts to assure compliance with all applicable governmental laws, rules and regulations.

         4. Each employee of RWireless who learns of any violation of this Code of Ethics shall report such violation to the chief executive officer. If the chief executive officer learns of any such violation, he or she shall discuss such violation with counsel to RWireless, who shall advise the chief executive officer as to what action should be taken, including, if appropriate, disclosure to the board of directors of RWireless, the U. S. Securities and Exchange Commission and/or other public authorities.



                                            /s/ Mark Neuhaus
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                                            Mark Neuhaus
                                            Chairman and Chief Executive Officer